As filed with the Securities and Exchange Commission on May 7, 2003
                                            Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                        REGISTRATION STATEMENT Under The
                             Securities Act of 1933


                            DARDEN RESTAURANTS, INC.
             (Exact name of registrant as specified in its charter)

          Florida                                           59-3305930
 (State or other jurisdiction                           (I.R.S. employer
of incorporation or organization)                      identification no.)

                             5900 Lake Ellenor Drive
                             Orlando, Florida 32809
               (Address of principal executive offices) (Zip code)


                     Darden Restaurants, Inc. FlexComp Plan
                            (Full title of the plan)


                              Paula J. Shives, Esq.
                             Senior Vice President,
                          General Counsel and Secretary
                            Darden Restaurants, Inc.
                             5900 Lake Ellenor Drive
                             Orlando, Florida 32809
                                 (407) 245-4000
                      (Name, address and telephone number,
                   including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

  ------------------------------------------------------------------------------------------------------------------
                                                     Proposed              Proposed maximum
   Title of securities      Amount to be      maximum offering price           aggregate             Amount of
     to be registered        registered           per obligation            offering price        registration fee
  ------------------------------------------------------------------------------------------------------------------
  ------------------------------------------------------------------------------------------------------------------

  Deferred Compensation
      Obligations(1)        $100,000,000               100%                  $100,000,000              $8,090
  ------------------------------------------------------------------------------------------------------------------

(1) The Deferred Compensation Obligations are unsecured obligations of Darden Restaurants, Inc. to pay deferred compensation in the future in accordance with the terms of the Darden Restaurants, Inc. FlexComp Plan.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents that we have filed with the Securities and Exchange Commission are incorporated by reference in this registration statement, as of their respective dates:

     (a)  our annual report on Form 10-K for the fiscal year ended May 26, 2002;

     (b) our current reports on Form10-Q for the fiscal quarters ended August 25, 2002, November 24, 2002 and February 23, 2003;

     (c) our current reports on Form 8-K dated June 20, 2002, September 18, 2002, October 29, 2002, December 17, 2002, December 19, 2002, February 18, 2003, March 20, 2003 and April 29, 2003; and

     (d) the description of our common stock and preferred stock purchase rights contained in any registration statement or report filed by us under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the
          "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.  Description of Securities.

     The securities offered hereby are Deferred Compensation Obligations (as defined below) of Darden Restaurants, Inc., which are being offered to eligible employees of Darden and our participating affiliates under the Darden Restaurants, Inc. FlexComp Plan (the "Plan"). The Plan permits participants to defer, in accordance with the terms of the Plan, a portion of the participant's base salary and all or a portion of the participant's cash incentive compensation  (each,  a "Cash  Deferral").  The  amount  of  compensation  to be deferred by each participant will be based on elections by each participant under the terms of the Plan. The Plan also permits participants to defer certain additional amounts specified in the Plan related to foregone matching contributions under the Darden Savings Plan and benefits under our Retirement Income Plan. All of these deferred amounts constitute the "Deferred Compensation Obligations" under the Plan. The amounts that are deferred in a participant's account will be credited with earnings and investment gains and losses as described below. The Deferred Compensation Obligations are denominated in U.S. dollars and will be payable in cash in U.S. dollars on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan.

     The deferred amounts described above (including the Cash Deferrals and additional deferrals for foregone matching contributions and Retirement Income Plan benefits) that are credited to a participant's account will be credited with earnings and investment gains and losses by assuming that the deferred amounts were invested in one or more investment options selected by the participant in accordance with the terms of the Plan. The investment options include various investment options with different degrees of risk and a phantom stock fund whose return reflects the return on our common stock. Participants may reallocate amounts among the various investment options on a daily basis. Participants do not have a right to have amounts in their accounts actually invested in the investment options available under the Plan.

     In connection with the Plan, we have created a non-qualified grantor trust (the "Trust"), commonly known as a "Rabbi Trust." The Trust holds an investment in trust owned life insurance, which may be used to pay a portion of the benefits to Plan beneficiaries in the event of a change in control of Darden. We do not expect to fully fund the

Trust absent such a change in control. The assets of the Trust are subject to the claims of our general creditors. As a result, the Deferred Compensation Obligations are unsecured obligations of Darden to pay deferred compensation in the future in accordance with the terms of the Plan and are subject to the claims of general creditors of Darden. The Deferred Compensation Obligations will rank equally with other unsecured indebtedness of Darden from time to time outstanding.

     Darden reserves the right to amend the Plan prospectively at any time, including the right to completely terminate the Plan.

     A participant's rights or the rights of any other person to receive payment of Deferred Compensation Obligations may not be anticipated, alienated, sold, transferred, assigned, pledged or encumbered, except by a written designation of a beneficiary under the Plan.

Item 5.  Interests of Named Experts and Counsel.

     Douglas E. Wentz, who has given an opinion of counsel with respect to the securities to which the registration statement relates, is an employee and officer (Senior Associate General Counsel and Assistant Secretary) of Darden. Mr. Wentz is a participant in the Plan. As of May 5, 2003, Mr. Wentz held 1,173 shares of Darden common stock, including 423 shares of restricted stock, and options to purchase 24,500 shares of Darden common stock.

Item 6.  Indemnification of Directors and Officers.

     Florida law contains provisions permitting and, in some situations, requiring Florida corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation in those capacities. Our articles of incorporation and bylaws contain provisions requiring us to indemnify our directors and officers to the fullest extent permitted by law. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advancement and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding. Our articles of incorporation also provide that if Florida law is amended to further eliminate or limit the liability of directors, then the liability of our directors shall be eliminated or limited, without further shareholder action, to the fullest extent permissible under Florida law as so amended.

     In addition, our articles of incorporation and bylaws authorize us to purchase insurance for our directors and officers insuring them against certain risks as to which we may be unable lawfully to indemnify them. We maintain such insurance coverage for our officers and directors as well as insurance coverage to reimburse Darden for potential costs of our corporate indemnification of officers and directors.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

          4.1 Articles of Incorporation (incorporated herein by reference to Exhibit 3(a) to our registration statement on Form 10 effective May 5, 1995).

          4.2  Bylaws   (incorporated  by  reference  to  Exhibit  3(b)  to  our
               registration statement on Form 10 effective May 5, 1995).

          4.3 Rights Agreement dated as of May 28, 1995, as amended May 23, 1996, between Darden and Wells Fargo Bank Minnesota, National Association (formerly Norwest Bank Minnesota, N.A.)

               (incorporated by reference to Exhibit 4(a) to our annual report on Form 10-K for the fiscal year ended May 31, 1998).

          4.4 Indenture dated as of January 1, 1996, between Darden and Wells Fargo Bank Minnesota, National Association (formerly Norwest Bank Minnesota, N.A.), as trustee (incorporated by reference to our current report on Form 8-K filed on February 9, 1996).

          4.5 Darden Restaurants, Inc. FlexComp Plan, as amended (incorporated by reference to Exhibit 10(f) in our quarterly report on Form 10-Q for the quarter ended February 23, 2003).

          4.6 Darden Restaurants, Inc. Benefits Trust Agreement dated October 3, 1995, between us and Norwest Bank Minnesota, N.A. (now Wells Fargo Bank Minnesota, N.A.), as trustee (incorporated by reference to Exhibit 10(i) to our annual report on Form 10-K for the fiscal year ended May 25, 1997).

          5.1  Opinion of Counsel.

          23.1 Consent of Counsel (included in Exhibit 5.1).

          23.2 Consent of KPMG LLP.

          24.1 Power of Attorney.

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Orlando, State of Florida, as of the 6th day of May, 2003.


                            DARDEN RESTAURANTS, INC.



                            By:  /s/ Paula J. Shives
                               -----------------------------
                               Paula J. Shives,
                               Attorney-in-fact for:
                               Joe R. Lee
                               Chairman of the Board and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of the 6th day of May, 2003.

          Signature                                  Title
-----------------------------  -------------------------------------------------
-----------------------------  -------------------------------------------------



/s/ Paula J. Shives
                               Chairman of the Board and Chief Executive Officer
-----------------------------  (principal executive officer)
Paula J. Shives,
Attorney-in-fact for:
Joe R. Lee

/s/ Linda J. Dimopoulos
                               Senior Vice President and Chief Financial Officer
----------------------------- (principal financial and accounting officer) Linda J. Dimopoulos



/s/ Paula J. Shives
                               Senior Vice President, General Counsel and
-----------------------------  Secretary
Paula J. Shives
Attorney-in-fact for:

       Leonard L. Berry                         Director
       Odie C. Donald                           Director
       Julius Erving, II                        Director
       David H. Hughes                          Director
       Cornelius McGillicuddy, III              Director
       Richard E. Rivera                        Director
       Michael D. Rose                          Director
       Maria A. Sastre                          Director
       Jack A. Smith                            Director
       Blaine Sweatt, III                       Director
       Rita P. Wilson                           Director

                                  EXHIBIT INDEX

          4.1 Articles of Incorporation (incorporated herein by reference to Exhibit 3(a) to our registration statement on Form 10 effective May 5, 1995).

          4.2  Bylaws   (incorporated  by  reference  to  Exhibit  3(b)  to  our
               registration statement on Form 10 effective May 5, 1995).

          4.3 Rights Agreement dated as of May 28, 1995, as amended May 23, 1996, between Darden and Wells Fargo Bank Minnesota, National Association (formerly Norwest Bank Minnesota, N.A.) (incorporated by reference to Exhibit 4(a) to our annual report on Form 10-K for the fiscal year ended May 31, 1998).

          4.4 Indenture dated as of January 1, 1996, between Darden and Wells Fargo Bank Minnesota, National Association (formerly Norwest Bank Minnesota, N.A.), as trustee (incorporated by reference to our current report on Form 8-K filed on February 9, 1996).

          4.5 Darden Restaurants, Inc. FlexComp Plan, as amended (incorporated by reference to Exhibit 10(f) to our quarterly report on Form 10-Q for the quarter ended February 23, 2003).

          4.6 Darden Restaurants, Inc. Benefits Trust Agreement dated October 3, 1995, between us and Norwest Bank Minnesota, N.A. (now Wells Fargo Bank Minnesota, N.A.), as trustee (incorporated by reference to Exhibit 10(i) to our annual report on Form 10-K for the fiscal year ended May 25, 1997).

          5.1  Opinion of Counsel.

          23.1 Consent of Counsel (included in Exhibit 5.1).

          23.2 Consent of KPMG LLP.

          24.1 Power of Attorney.

                                                                     Exhibit 5.1

                               DARDEN RESTAURANTS
  ---------------------------------------------------------------------------
   Red Lobster(R)   The Olive Garden(R)   Bahama Breeze(R)   Smokey Bones(R)


Douglas E. Wentz
Senior Associate General Counsel


                                   May 6, 2003


Board of Directors
Darden Restaurants, Inc.
5900 Lake Ellenor Drive
Orlando, Florida  32809


Ladies and Gentlemen:

     I am Senior Associate General Counsel and Assistant Secretary of Darden Restaurants, Inc., a Florida corporation (the "Company"), and I have acted as counsel to the Company in connection with the Company's registration statement on Form S-8 (the "Registration Statement") relating to the registration by the Company of $100,000,000 of deferred compensation obligations (the "Deferred Compensation Obligations") of Darden Restaurants, Inc. ("Darden") under the Darden Restaurants, Inc. FlexComp Plan (the "Plan").

     I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of my opinions set forth below.

     In rendering my opinions set forth below, I have examined such documents and reviewed such questions of law as I have deemed relevant or necessary as the basis for my opinions as set forth below.

     Based on the foregoing, I am of the opinion that the Deferred Compensation Obligations have been duly authorized and, when created in accordance with the terms of the Plan, will be valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws of general application relating to or affecting enforcement of creditors' remedies or by general principles of equity.

     My opinions expressed above are limited to the laws of the State of Florida.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                   Very truly yours,

                                                   /s/ Douglas E. Wentz

                                                   Douglas E. Wentz


   5900 Lake Ellenor Drive - P.O. Box 593330 - Orlando, Florida 32859-3330 -
                      (407) 245-5811 - Fax: (407) 245-4844

                            E-mail: dwentz@darden.com

                                                                    Exhibit 23.2

KPMG
111 North Orange Avenue, Suite 1600
P.O. Box 3031
Orlando, FL 32802


                          Independent Auditors' Consent


The Board of Directors
Darden Restaurants, Inc.:


We consent to the incorporation by reference in this Registration Statement on Form S-8 of Darden Restaurants, Inc. of our report dated June 18, 2002, with respect to the consolidated balance sheets of Darden Restaurants, Inc. and subsidiaries as of May 26, 2002, and May 27, 2001, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended May 26, 2002, which report appears in the May 26, 2002, annual report on Form 10-K of Darden Restaurants, Inc.

/s/ KPMG LLP

Orlando, FL
May 2, 2003

                                                                    Exhibit 24.1

                                POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joe R. Lee, Clarence Otis, Jr. and Paula J. Shives, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 of Darden Restaurants, Inc. and any or all amendments (including post-effective amendments) thereto, relating to the Darden Restaurants, Inc. FlexComp Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute of substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed on this 26th day of July, 2002, by the following persons.



       /s/ Leonard L. Berry                               /s/ Richard E. Rivera
       ------------------------------------               ---------------------
       Leonard L. Berry                                   Richard E. Rivera



       /s/ Odie C. Donald                                 /s/ Michael D. Rose
       ------------------------------------               -------------------
       Odie C. Donald                                     Michael D. Rose



       /s/Julius Erving, II                               /s/ Maria A. Sastre
       ------------------------------------               -------------------
       Julius Erving, II                                  Maria A. Sastre




       /s/David H. Hughes                                 /s/ Jack A. Smith
       ------------------------------------               -----------------
       David H. Hughes                                    Jack A. Smith


       /s/ Joe R. Lee                                     /s/ Blaine Sweatt, III
       ------------------------------------               ----------------------
       Joe R. Lee                                         Blaine Sweatt, III



       /s/ Cornelius McGillicuddy, III                    /s/ Rita P. Wilson
       ------------------------------------               ------------------
       Cornelius McGillicuddy, III                        Rita P. Wilson